Exhibit 15.1

The Board of Directors and Shareholder of Allied Building Products Corp. and related companies:

We are aware of the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-210416) pertaining to the Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan,

2)	Registration Statement (Form S-8 No. 333-193904) pertaining to the Beacon Roofing Supply, Inc. 2014 Stock Plan,

3)	Registration Statement (Form S-8 No. 333-172142) pertaining to the Beacon Roofing Supply, Inc. 2014 Stock Plan (As Amended and Restated Effective February 8, 2011),

4)	Registration Statement (Form S-8 No. 333-150773) pertaining to the Beacon Roofing Supply, Inc. 2004 Stock Plan (As Amended and Restated Effective October 22, 2007),

5)	Registration Statement (Form S-8 No. 333-128379) pertaining to the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan,

6)	Registration Statement (Form S-8 No. 333-119747) pertaining to the Beacon Roofing Supply, Inc. 1998 Stock Option Plan and 2004 Stock Plan,

7)	Registration Statement (Form S-4 No. 333-209548) of Beacon Roofing Supply, Inc.,

8)	Registration Statement (Form S-3 No. 333-210415) of Beacon Roofing Supply, Inc.; and

9)	Registration Statement (Form S-3 No. 333-220506) of Beacon Roofing Supply, Inc.;

of our report dated December 18, 2017 relating to the unaudited condensed combined interim financial statements of Allied Building Products Corp. and related companies for the nine-month periods ended on September 30, 2017 and October 1, 2016 that is included in Beacon Roofing Supply, Inc.’s Current Report on Form 8-K dated January 5, 2018.

/s/ Ernst & Young LLP

Atlanta, Georgia
January 5, 2018